UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2013

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Cytomedix, Inc.

(Exact name of registrant as specified in its charter)

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Delaware	01-32518	23-3011702
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

209 Perry Parkway, Suite 7, Gaithersburg, MD 20877

(Address of Principal Executive Office) (Zip Code)

240-499-2680

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On June 7, 2013, Cytomedix, Inc., a Delaware corporation (the “Company”), and Lincoln Park Capital Fund, LLC, an Illinois limited liability company , executed an amendment (the “Amendment”) to the previously entered Purchase Agreement by and between the parties dated as of February 18, 2013 (the “Purchase Agreement”). Under the Amendment, the parties agreed to implement a maximum share limit on the Company’s sales of its common stock under the terms of the Purchase Agreement (the “Exchange Cap”) up to the maximum number of shares of the Company’s common stock that may be issued without breaching applicable rules of the NASDAQ Capital Market or obtaining shareholder approval under such rules, unless the average price of all applicable sales of common stock exceeds a certain base price which is equal to the sum of (i) $0.49, representing closing consolidated bid price on June 6, 2013 and (ii) $0.0182, representing an incremental amount to account for the issuance of the commitment shares under the Purchase Agreement) such that the sales to Lincoln Park are considered to be at least “at market” under applicable NASDAQ rules. In addition to the Exchange Cap, the Amendment also states, in pertinent part, that 10 million shares of the Company’s common stock have been reserved for issuance and purchases in accordance with the terms of the Purchase Agreement.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text thereof, a copy of which is attached hereto as Exhibit 10.1 and which is incorporated herein in its entirety by reference.

Section 9 – Exhibits

Item 9.01 Exhibits

(d) Exhibits

10.1 Amendment to the LPC Purchase Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Cytomedix, Inc.

By:	/s/ Steven Shallcross
Steven Shallcross, Executive VP, Chief Financial Officer and Secretary

Date: June 11, 2013